Exhibit 99.1

Castle Biosciences Announces Second Quarter 2020 Results

Q2 2020 revenues of $12.7 million, compared to $10.7 million in Q2 2019
DecisionDx-Melanoma test report volume decreased 19% compared to Q2 2019
Gross margin of 83%
Positive operating cash flow

FRIENDSWOOD, Texas- August 10, 2020--Castle Biosciences, Inc. (Nasdaq: CSTL), a skin cancer diagnostics company providing personalized genomic information to improve cancer treatment decisions, today announced its financial results for the second quarter and six months ended June 30, 2020.
“While our second quarter financial results reflect COVID-19 impacts, thanks to the strong execution by our employees, we continue to successfully navigate these challenging times,” said Derek Maetzold, Castle’s president and chief executive officer. “We have seen a notable improvement in DecisionDx®-Melanoma orders since April’s low, with sequential gains throughout the quarter leading to a year-over-year increase in June and continued year-over-year gains in July. Additionally, we maintained strong gross margins and delivered positive operating cash flow for the quarter.
“With the publication of multiple peer-reviewed articles, we saw significant evidence development, including publication of two systematic reviews and meta-analyses regarding Decision-Dx Melanoma. Evidence development supports both clinician adoption and payor coverage of our commercially available tests, DecisionDx-Melanoma and DecisionDx®-UM, and our pipeline tests. Additionally, as we continue to position ourselves for near- and long-term growth, we are moving forward with our planned commercial team expansion in the second half of 2020.
“We are pleased with the continued progress of our pipeline tests, which importantly allows us to expand our services for patients who are diagnosed with early stage skin cancers. We plan for DecisionDx-SCC, our pipeline test for patients with high-risk cutaneous squamous cell carcinoma (SCC), to be commercially available at the beginning of September. DecisionDx-SCC is designed to identify a patient’s risk of metastasis, in order to enable more informed, risk-appropriate clinical decisions regarding adjuvant therapy and other management options.
“In addition, our team completed the clinical validation work needed to launch our pipeline test for use in suspicious pigmented lesions, and as previously stated, we expect this test to become commercially available in the second half of 2020. We estimate that combined, our three skin cancer products, DecisionDx-Melanoma, DecisionDx-SCC and our test for suspicious pigmented lesions, will have a total addressable U.S. market of approximately $2.0 billion.”
Second Quarter Ended June 30, 2020, Selected Results
•Revenue was $12.7 million in the second quarter of 2020, an 18% increase compared to $10.7 million in the second quarter of 2019.
•Delivered 3,008 DecisionDx-Melanoma test reports in the second quarter of 2020, which represents a 19% decrease compared to the 3,691 reports delivered in the second quarter of 2019. The Company believes this decrease is the result of fewer patient visits to physicians during the quarter due to the COVID-19 pandemic.
•The number of new ordering clinicians (first time ordering a test) for DecisionDx-Melanoma decreased by 43% in the second quarter, compared to the same period in 2019; however, the Company did convert new clinicians during the quarter. The Company believes this decrease is the result of physician office closures and limited physician access during the quarter due to the COVID-19 pandemic.
•Delivered 306 DecisionDx-UM test reports in the second quarter of 2020, compared to 376 reports in the second quarter of 2019. The Company believes this decrease is the result of fewer patient visits to physicians during the quarter due to the COVID-19 pandemic.
•Gross margin in the second quarter of 2020 was 83.1%.
•Operating cash flow was $13.5 million in the second quarter of 2020, compared to $0.5 million in the second quarter of 2019.
•Adjusted operating cash flow, excluding the effects of certain relief payments described below, was $3.3 million in the second quarter of 2020, compared to $0.5 million in the second quarter of 2019.
Six Months Ended June 30, 2020, Selected Results
•Revenues were $30.1 million, a 55% increase compared to $19.5 million during the same period in 2019.
•Delivered 7,582 DecisionDx-Melanoma test reports, an increase of 10% over the same period in 2019.
•Delivered 667 DecisionDx-UM test reports, a decrease of 9% over the same period in 2019.
•The number of new ordering clinicians for DecisionDx-Melanoma decreased by 6%, compared to the same period in 2019.
•Gross margin was 84.9%.
•Operating cash flow was $13.3 million, compared to $1.8 million for the same period in 2019.
•Adjusted operating cash flow, excluding the effects of certain relief payments described below, was $3.0 million, compared to $1.8 million for the same period in 2019.
Cash and Cash Equivalents
As of June 30, 2020, the Company’s cash and cash equivalents totaled $179.8 million, which includes net proceeds of approximately $69.5 million from the Company’s June 2020 public offering of 2,000,000 shares of common stock. On July 2, 2020, the Company announced that the underwriters of the public offering exercised in full their option to purchase an additional 300,000 shares of common stock. The additional net proceeds were approximately $10.4 million.
As of June 30, 2020, the outstanding principal balance on the Company’s bank term loan was $25.9 million.
COVID-19 Update
Since the beginning of the pandemic to date, the Company has maintained uninterrupted access to its proprietary DecisionDx-Melanoma test and DecisionDx-UM test and has maintained normal turnaround times for delivery of test reports. Based upon an analysis of the Company’s supply channel and current inventory levels, the Company believes it has adequate access to reagents and consumables needed for testing patient samples and expects to continue providing normal turnaround times for delivery of test reports.
In the second quarter of 2020, the number of DecisionDx-Melanoma test reports the Company delivered decreased by 19%, compared to the same quarter of 2019. Additionally, COVID-19 negatively impacted clinician orders of the Company’s DecisionDx-Melanoma test, which the Company believes is linked to delays and/or cancellations in patient visits, resulting in reduced diagnostic biopsies and thus reduced diagnoses of cutaneous melanoma. The largest impact was seen in April, improving sequentially throughout the remainder of the quarter. Specifically:
•In April, DecisionDx-Melanoma orders decreased 45% year-over-year;
•In May, DecisionDx-Melanoma orders decreased 39% year-over-year; and
•In June, DecisionDx-Melanoma orders increased 10% year-over-year.

The year-over-year increase of monthly DecisionDx-Melanoma orders continued in July 2020. In light of COVID-19, the Company believes this order data provides additional insight into current demand trends when considered in conjunction with test report volumes. However, orders received in a particular period do not necessarily correspond with actual delivered test reports or reported revenues for the same period or subsequent periods.
In the second quarter of 2020, COVID-19 negatively impacted the Company’s year-over-year number of new ordering clinicians for DecisionDx-Melanoma. The largest impact was seen in April, improving sequentially throughout the remainder of the quarter. The improvement, over April figures, of the Company’s year-over-year number of new ordering clinicians for DecisionDx-Melanoma continued in July 2020.
The Company believes the improvement observed in DecisionDx-Melanoma test orders since April is driven in part by the reopening of dermatology practices and rescheduled patient visits, which have generally coincided with the easing of state and local government restrictions.
The COVID-19 pandemic's impact on the Company’s future test report volumes, operating results, cash flows, results of operations and/or financial condition, among other things, will be primarily driven by such variables as the pandemic's severity, duration and the impact of state and local government restrictions on the U.S. healthcare system, which the Company is unable to predict or control.
Supplemental Revenue Information
Included in revenue for the quarter ended June 30, 2020, were positive revenue adjustments related to tests delivered in prior periods of $2.3 million. This compares to positive adjustments of $3.3 million for the quarter ended June 30, 2019. For the six months ended June 30, 2020 and 2019, these amounts totaled $1.0 million and $2.8 million, respectively. The positive revenue adjustments include the recognition of revenue for certain tests delivered in prior periods for which no revenue was recognizable originally but was recognized upon cash collection of payments for the tests in the applicable periods.

Second Quarter Business and Clinical Evidence Highlights
•Data from a systematic review and meta-analysis of the DecisionDx-Melanoma test was published in the Journal of the American Academy of Dermatology (JAAD). Under multi-variate analysis, the DecisionDx-Melanoma test was shown to be independent from other clinical factors (age, Breslow tumor thickness, ulceration and node status) and improve upon risk assessment performed with staging factors alone. Under the Strength of Recommendation Taxonomy (SORT) system, a systematic review and meta-analysis provides for the highest level of evidence for a prognostic biomarker (Level 1 evidence). The SORT system is used by the American Academy of Dermatology and other organizations to evaluate the quality, quantity and consistency of evidence supporting tests, such as DecisionDx-Melanoma. For details, see the Company’s news release from April 1, 2020.
•The development and validation data of DecisionDx-SCC for patients diagnosed with high-risk cutaneous SCC was recently published in JAAD. The results demonstrate that DecisionDx-SCC is the strongest, as well as an independent, predictor of metastatic risk relative to current SCC staging systems and can complement clinicopathologic risk factors to better stratify risk of metastasis in patients with high-risk SCC. For details, see the Company’s news release from April 29, 2020.
•Study data supporting a framework for integration of DecisionDx-SCC into risk-appropriate management of 300 high-risk cutaneous SCC patients (as defined by National Comprehensive Cancer Network (NCCN)), were recently published in Current Medical Research & Opinion (CMRO) and found combining DecisionDx-SCC class with American Joint Committee on Cancer (AJCC) T stage identified a group of 159 low-risk patients (Class 1, T1-T2) with a 7.5% rate of metastasis. Similarly, combining test results with Brigham and Women’s Hospital (BWH) staging identified 173 patients with a metastasis rate of 8.1%. By comparison, Class 2B patients in the study had rates of metastasis surpassing 50%, regardless of the staging system with which it was combined, a rate that may warrant a high intensity plan within NCCN management recommendations. With the incorporation of DecisionDx-SCC results with T stage for these 300 patients with NCCN high-risk features, more than 50% would have been recommended a low intensity management plan, while 34-39% would be recommended for a moderate intensity plan, and only 8% for a high intensity plan. For details, see the Company’s news release from May 5, 2020.
•Results from an intended use survey involving 162 clinicians were also published in CMRO. Using the established pre-test post-test vignette methodology, clinicians determined the treatment plan they would employ for patients with high-risk SCC. Clinicians were then asked to determine the treatment plan with the addition of DecisionDx-SCC test results. Adding a DecisionDx-SCC low-risk Class 1 result to clinicopathologic information led to an overall reduction in treatment plan modality intensity by more than 60% when compared to clinicopathological features alone. Adding a Decision-SCC Class 2B test result to clinicopathologic information led to an overall escalation in treatment plan modality intensity by more than 90% when compared to clinicopathological features alone. Importantly, more than 95% of the changes were made in a risk appropriate manner within established NCCN-guidelines for patient management. For more details, see the Company’s news release from May 19, 2020.
Recent Business and Clinical Evidence Updates
•The Company recently received approval from the New York State Department of Health for its DecisionDx®-UMSeq 7-gene test that uses next-generation sequencing to identify somatic mutations relevant to uveal melanoma. The receipt of this approval allows patients in that state to benefit from the DecisionDx-UMSeq test. The Company previously received its New York State Clinical Laboratory permit in June 2018 and has current approval for all of its commercially available molecular diagnostic tests. The Company’s laboratory is accredited by the College of American Pathologists (CAP) and is certified under the Centers for Medicare & Medicaid Services (CMS) Clinical Laboratory Improvement Amendments (CLIA).
•A second and independent, systematic review and meta-analysis was published recently in SKIN: The Journal of Cutaneous Medicine, demonstrating DecisionDx-Melanoma as an independent predictor of recurrence, distant metastasis and overall survival in cutaneous melanoma. Under multi-variate analysis, the DecisionDx-Melanoma test was shown to be independent from other clinical factors (age, Breslow tumor thickness, ulceration and node status) and improve upon risk assessment performed with staging factors alone. As noted above, a systematic review and meta-analysis represents the highest level of evidence for prognostic risk of metastasis tests, such as DecisionDx-Melanoma. For more details, see the Company’s news release from July 9, 2020.
•Data from a multicenter, prospective study demonstrating that DecisionDx-UM test results significantly impacted treatment plan recommendations for patients with uveal melanoma (UM) were recently published in the peer-reviewed journal Ocular Oncology and Pathology. The results of this study support that DecisionDx-UM is used to appropriately guide metastatic surveillance in UM patients. DecisionDx-UM high-risk Class 2 patients were managed more intensely, in accordance with an observed metastatic rate of greater than 50%, while low-risk Class 1 patients were managed with low-intensity surveillance, resulting in appropriate utilization of healthcare resources. For more details, see the Company’s news release from July 15, 2020.

Conference Call and Webcast Details
Castle Biosciences will hold a conference call on Monday, August 10, 2020, at 4:30 p.m. Eastern time to discuss its second quarter 2020 results and provide a corporate update.
A live webcast of the conference call can be accessed here: https://edge.media-server.com/mmc/p/itxfzvjn or via the webcast link on the Investor Relations page of the Company’s website (www.castlebiosciences.com). Please access the webcast at least 10 minutes before the conference call start time. An archive of the webcast will be available on the Company’s website until August 31, 2020.
To access the live conference call via phone, please dial 877-282-2581 from the United States and Canada, or +1 470-495-9479 internationally, at least 10 minutes prior to the start of the call, using the conference ID 7388802.
There will be a brief Question & Answer session following management commentary.
Use of Non-GAAP Financial Measures (UNAUDITED)
In this release, we use the metric of Adjusted Operating Cash Flow, which is a non-GAAP financial measure and is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). This non-GAAP financial measure reflects adjustments to net cash provided by operating activities to remove the effects of two payments we received associated with government aid to healthcare providers due to COVID-19, which we believe are not indicative of our ongoing operations.
We use Adjusted Operating Cash Flow internally because we believe this metric provides useful supplemental information in assessing our cash flow performance from our core ongoing business activities by removing the effects of these items on our operating cash flows. We believe this metric is also useful to investors as a supplement to GAAP measures in analyzing the performance of our business. However, this non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, even when the same or similarly titled terms are used to identify such measures, limiting their usefulness for comparative purposes. This non-GAAP financial measure is not meant to be a substitute for net cash provided by operating activities reported in accordance with GAAP and should be considered in conjunction with our financial information presented on GAAP basis. Accordingly, investors should not place undue reliance on non-GAAP financial measures. Reconciliations of this non-GAAP financial measure to the most directly comparable GAAP financial measure are presented in the table at the end of this press release.
About Castle Biosciences, Inc.
Castle Biosciences (Nasdaq: CSTL) is a commercial-stage dermatologic cancer company focused on providing physicians and their patients with personalized, clinically actionable genomic information to make more accurate treatment decisions. The Company currently offers tests for patients with cutaneous melanoma (DecisionDx®-Melanoma, DecisionDx®-CMSeq; www.SkinMelanoma.com) and uveal melanoma (DecisionDx®-UM, DecisionDx®-PRAME and DecisionDx®- UMSeq; www.MyUvealMelanoma.com), with products in development for other underserved cancers, the two most advanced of which are focused on patients with cutaneous squamous cell carcinoma, and patients who have a difficult-to-diagnose pigmented lesion. Castle Biosciences is based in Friendswood, Texas (Houston), and has laboratory operations in Phoenix, Arizona. For more information, visit www.CastleBiosciences.com.
Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements concerning the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business, statements concerning the expected commercial availability of our pipeline products, the impact of our tests, including DecisionDx-Melanoma and DecisionDx-SCC, on patient treatment plans, expectations regarding reopening of dermatology practices or rescheduled patient visits, our prospects and plans and the objectives of management. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on our business and our efforts to address its impact on our business and our ability to maintain compliance with the covenants in our debt facility, the timing and amount of revenue we are able to recognize in a given fiscal period, unexpected delays in planned launch of our pipeline products, the level and availability of reimbursement for our products, our ability to manage our anticipated growth and the risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 10, 2020, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and in our other filings with the SEC. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, except as may be required by law.

The COVID-19 situation continues to evolve and brings along with it a high level of uncertainty surrounding potential future impacts. Therefore, trends in test report volumes, order data and new ordering clinician data is not necessarily indicative of the Company’s results of operations that can be expected for future interim periods or for the year ending December 31, 2020.

Investor and Media Contact:
Camilla Zuckero
+1 832-835-5158
czuckero@castlebiosciences.com

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

NET REVENUES	$12,715	$10,739	$30,133	$19,456
COST OF SALES	2,146	1,993	4,537	3,591
Gross margin	10,569	8,746	25,596	15,865
OPERATING EXPENSES AND OTHER OPERATING INCOME
Research and development	2,704	1,317	5,617	2,711
Selling, general and administrative	10,392	6,821	21,470	12,868
Other operating income	(1,882)	—	(1,882)	—
Total operating expenses, net	11,214	8,138	25,205	15,579
Operating income (loss)	(645)	608	391	286
Interest income	38	5	336	26
Interest expense	(769)	(1,693)	(1,533)	(2,717)
Other expense, net	—	(189)	—	(222)
Loss before income taxes	(1,376)	(1,269)	(806)	(2,627)
Income tax expense	—	—	—	—
Net loss and comprehensive loss	(1,376)	(1,269)	(806)	(2,627)
Convertible preferred stock cumulative dividends	—	939	—	1,867
Accretion of redeemable convertible preferred stock to redemption value	—	57	—	113
Net loss and comprehensive loss attributable to common stockholders	$(1,376)	$(2,265)	$(806)	$(4,607)

Loss per share attributable to common stockholders:
Basic	$(0.08)	$(1.05)	$(0.05)	$(2.26)
Diluted	$(0.08)	$(1.05)	$(0.05)	$(2.26)
Weighted-average shares outstanding:
Basic	17,544	2,153	17,458	2,036
Diluted	17,544	2,153	17,458	2,036

CASTLE BIOSCIENCES, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31
	2020	2019
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$179,759	$98,845
Accounts receivable, net	12,528	14,648
Inventory	1,667	1,237
Prepaid expenses and other current assets	1,717	1,951
Total current assets	195,671	116,681
Long-term accounts receivable, net	652	870
Property and equipment, net	5,024	2,060
Other assets – long-term	199	135
Total assets	$201,546	$119,746

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,495	$1,865
Accrued compensation	4,651	5,779
Medicare advance payment	8,350	—
Other accrued liabilities	2,746	1,812
Current portion of long-term debt	10,000	5,833
Total current liabilities	28,242	15,289
Long-term debt	14,741	19,289
Deferred rent liability and other	941	55
Total liabilities	43,924	34,633
Stockholders’ Equity
Common stock	19	17
Additional paid-in capital	210,621	137,308
Accumulated deficit	(53,018)	(52,212)
Total stockholders’ equity	157,622	85,113
Total liabilities and stockholders’ equity	$201,546	$119,746

CASTLE BIOSCIENCES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2020	2019
OPERATING ACTIVITIES
Net loss	$(806)	$(2,627)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	193	163
Stock compensation expense	3,230	307
Amortization of intangibles	—	4
Amortization of debt discounts and issuance costs	452	1,250
Change in fair value of preferred stock warrant liability	—	86
Change in fair value of embedded derivative	—	136
Change in operating assets and liabilities:
Accounts receivable	2,337	3,625
Prepaid expenses and other current assets	234	(99)
Inventory	(430)	331
Other assets	(62)	(11)
Accounts payable	444	(524)
Accrued compensation	(1,127)	(1,786)
Medicare advance payment	8,350	—
Other accrued liabilities	263	902
Deferred rent liability and other	172	13
Net cash provided by operating activities	13,250	1,770
INVESTING ACTIVITIES
Purchases of property and equipment	(2,256)	(424)
Net cash used in investing activities	(2,256)	(424)
FINANCING ACTIVITIES
Proceeds from public offering of common stock, net of underwriting discounts, commissions and offering costs	69,530	—
Proceeds from issuance of convertible promissory notes, net of issuance costs	—	11,695
Proceeds from issuance of term debt, net of issuance costs	—	1,776
Repayments on term debt	(833)	—
Repayments on line of credit	—	(1,791)
Payments of deferred offering costs	—	(454)
Proceeds from exercise of common stock options	400	417
Proceeds from contributions to the employee stock purchase plan	823	—
Net cash provided by financing activities	69,920	11,643
NET CHANGE IN CASH AND CASH EQUIVALENTS	80,914	12,989
Beginning of period	98,845	4,479
End of period	$179,759	$17,468

CASTLE BIOSCIENCES, INC.
Reconciliation of Non-GAAP Financial Measures (UNAUDITED)
The table below presents the reconciliation of adjusted operating cash flow, which is a non-GAAP measure. See "Use of Non-GAAP Financial Measures (UNAUDITED)" above for further information regarding the Company's use of non-GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
(in thousands)
Adjusted operating cash flow
Adjusted operating cash flow (Non-GAAP)	$3,269	$482	$3,018	$1,770
Receipt of Medicare advance payment[1]	8,350	—	8,350	—
Receipt of HHS provider relief funds[2]	1,882	—	1,882	—
Net cash provided by operating activities (GAAP)	$13,501	$482	$13,250	$1,770
__________________
1In April 2020, we received an advance payment of $8.3 million from the Centers for Medicare & Medicaid Service (CMS), which will be applied against future Medicare claims that we submit for reimbursement later in 2020. We recorded the receipt of the payment as a liability on our balance sheet and, in accordance with GAAP, it is included in net cash provided by operating activities in the period received. We have excluded receipt of the advance payment from adjusted operating cash flow, but as future claims are submitted for reimbursement and applied against this balance, we will include the advance payment in adjusted operating cash flow to the extent that Medicare claims submitted for reimbursement have been applied to the balance.
2In April 2020, we received a one-time payment of $1.9 million in relief funds automatically allocated to Medicare providers under the Coronavirus Aid, Relief and Economic Security Act (CARES Act) from the U.S. Department of Health and Human Services (HHS).